AMENDMENT #5
TO
MASTER SERVICES AND LINKING AGREEMENT

This Amendment #5 to the Master Services and Linking Agreement (“Amendment”) effective as of June 30, 2014 (“Amendment Effective Date”) is between Synacor, Inc. (“Synacor”) and Toshiba America Information Systems, Inc. (“Client”) under which the parties hereby mutually agree to modify and amend the Master Services and Linking Agreement entered into as of July 1, 2010 (including the exhibits, schedules and amendments thereto, the “Agreement”).

1.0
Term: Pursuant to Section 7.2 of the Agreement, the parties hereby agree to renew the Agreement however the parties agree that the Renewal Term shall be for two (2) years ending on September 30, 2016, rather than for one (1) year as provided for in Section 7.2.

2.0
Scope of the Amendment: This Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated into and shall form a part of the Agreement upon execution. All terms and conditions of the Agreement shall remain unchanged except as expressly modified in this Amendment and the terms of the Agreement, as modified by this Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

SYNACOR, INC.		TOSHIBA AMERICA INFORMATION
SYSTEMS, INC.

By:	/s/ George C. Chamoun	By:	/s/ Mark A. Simons
Name:	George C. Chamoun	Name:	Mark A. Simons
Title:	Executive Vice President of Sales and Marketing	Title:	President & CEO